SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): September 26, 2011
ASHFORD HOSPITALITY TRUST, INC.
(Exact name of registrant as specified in its charter)

MARYLAND	001-31775	86-1062192
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14185 Dallas Parkway, Suite 1100
Dallas, Texas	75254
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (972) 490-9600
Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Material Definitive Agreement.
On September 26, 2011, Ashford Hospitality Trust, Inc., a Maryland corporation (“Ashford”) and Ashford’s indirect subsidiary Ashford Hospitality Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), entered into a new credit agreement (the “Credit Facility”) with KeyBanc Capital Markets, as arranger, KeyBank National Association, as agent (“KeyBank”), and the financial institutions party thereto. The Credit Facility replaces the Company’s previous credit line that was scheduled to mature in April 2012 and was terminated on September 26, 2011.
The Credit Facility is a senior secured revolving credit facility in the amount of $105 million, of which up to $10 million is available for letters of credit. Loans and letters of credit are available for acquisitions, development, debt repayment and other general corporate purposes.
The Credit Facility is guaranteed by Ashford and certain subsidiaries of Ashford and secured by a pledge by the Operating Partnership and the guarantors of certain equity interests in certain subsidiaries of Ashford, as well as by mortgage receivables and accounts, if any, which hold a minimum amount of reserves for furniture, fixtures and equipment that are held by the Operating Partnership or the guarantors. The Credit Facility matures on September 26, 2014. Subject to certain conditions, the maturity of the Credit Facility may be extended once, such extension being for a one year period. Principal of the Credit Facility is due in a single payment at maturity.
Borrowings under the Credit Facility bear interest, at the Operating Partnership’s option, at either LIBOR for a designated interest period plus an applicable margin, or the base rate, which is calculated as the higher of KeyBank’s (or of any other lender then acting as agent) publicly announced prime rate, the federal funds rate in effect from time to time plus 0.50%, or LIBOR for a 1-month interest period plus any difference in the applicable margin otherwise applicable for a LIBOR loan, in each case plus an applicable margin.
The applicable margin for borrowings under the Credit Facility for base rate loans will be 1.75%, 2.00% or 2.50% per annum, and for LIBOR loans will be 2.75%, 3.00% or 3.50% per annum, depending on the ratio of total net indebtedness to total asset value of Ashford and its subsidiaries, with the lowest margins applying if such ratio is less than or equal to 0.50 to 1.00 and the highest margin applying if such ratio is greater than 0.60 to 1.00.
The applicable margins for any issued letter credit will be equal to those for borrowings under the Credit Facility for LIBOR Loans and are payable on such letter of credit from the date of issuance until expiration or termination or until such letter of credit is drawn in full. An issuance fee of the greater of $1,500 or 0.125% is payable on the stated amount of such letter of credit until expiration.
A quarterly unused commitment fee of 0.35% per annum is payable on the unused portion of the Credit Facility.
The Credit Facility also contains customary affirmative covenants and negative covenants and events of default. Subject to certain exceptions, Ashford, the Operating Partnership and their subsidiaries are subject to restrictions on incurring additional indebtedness (if a default or event of default under the Credit Facility is in existence at the time or would result from the incurrence, or if the amount of recourse indebtedness secured by a mortgage having a loan-to-value ratio not in excess of 70% exceeds $50 million, or if the amount of recourse indebtedness that is unsecured or secured by a mortgage to the extent having a loan-to-value ratio in excess of 70% exceeds $50 million), limitations on investments, limitations on dividends and other payments in respect of capital stock (if a default or event of default under the Credit Facility is in existence at the time of the payment), and limitations on sales of assets (if a default or event of default under the Credit Facility is in existence at the time of the sale, or if the value of assets sold in any four quarter period would exceed 25% of total asset value).
The Credit Facility also contains certain financial covenants of Ashford, including (i) a covenant that requires the ratio of total net indebtedness to total asset value (excluding cash and cash equivalents) of Ashford and its subsidiaries not to exceed 0.650 to 1.00 at any time; (ii) a covenant that requires Ashford and its subsidiaries to maintain a ratio of adjusted EBITDA to fixed charges for Ashford as of the last day of any four-quarter fiscal period of no less than 1.35:1.00; (iii) a covenant that requires the tangible net worth of Ashford and its subsidiaries to be no less than $1,300,000,000 plus 75.0% of the net proceeds of all equity issuances of Ashford or any subsidiary (other than to Ashford or any subsidiary); (iv) a covenant that requires that the ratio of consolidated floating rate indebtedness of Ashford and its subsidiaries to total indebtedness not to exceed 0.50 to 1.00 at any one time; and (v) a covenant that requires the amount of total asset value attributable to assets directly owned by the Operating Partnership and the guarantors to be not less than 95.0% of total asset value of Ashford and its subsidiaries (other than subsidiaries that are not obligated to become guarantors).
The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Credit Facility attached hereto as exhibit 10.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information in Item 1.01 is incorporated into this Item 2.03 by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10*	Credit Agreement, dated as of September 26, 2011, by and among Ashford Hospitality Limited Partnership, Ashford Hospitality Trust, Inc., KeyBanc Capital Markets and KeyBank National Association.

*	Filed Herewith

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: September 30, 2011

ASHFORD HOSPITALITY TRUST, INC.
By:	/s/ David A. Brooks
David A. Brooks
Chief Operating Officer and General Counsel